CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 27, 2007, relating to the financial statements and financial highlights which appear in the September 30, 2007 Annual Report to Shareholders of GAMCO Westwood Equity Fund, GAMCO Westwood Balanced Fund, GAMCO Westwood Intermediate Bond Fund, GAMCO Westwood SmallCap Equity Fund, GAMCO Westwood Income Fund, and GAMCO Westwood Mighty Mites Fund (constituting The GAMCO Westwood Funds, hereafter referred to as the "Funds") which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, New York
January 24, 2007